Exhibit n.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 18, 2013, with respect to the combined financial statements of Asset Manager Affiliates as of December 31, 2012 and 2011, and the related combined statements of operations, cash flows, and changes in member’s equity for each of the three years in the period ended December 31, 2012, contained in the Registration Statement and Prospectus of KCAP Financial, Inc. We hereby consent to the inclusion of said report in the Registration Statement and Prospectus of KCAP Financial, Inc.

/s/ GRANT THORNTON LLP

New York, New York

March 27, 2013